Exhibit 3.1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

INFINITY PROPERTY AND CASUALTY CORPORATION

[From Form 532A Prescribed by the Ohio Secretary of State]

FIRST: Name of Corporation: Infinity Property and Casualty Corporation

SECOND: Location of Principal Office: Cincinnati, Hamilton County, Ohio.

THIRD: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be common stock having a par value of $0.10 per share.

FOURTH: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 et seq. of the Ohio Revised Code.